QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

CH2M HILL Companies, Ltd.

Pro Forma Financial Information

(unaudited)

        Effective December 12, 2003, CH2M HILL Companies, Ltd., or CH2M HILL, acquired substantially all of the assets and certain liabilities of Lockwood Greene Engineers, Inc., or Lockwood Greene. The accompanying unaudited pro forma combined statement of income for the year ended December 31, 2003, combines the historical operations of CH2M HILL with the historical operations of Lockwood Greene as if the transaction had occurred on January 1, 2003.

        The pro forma combined statement of income and notes thereto should be read in conjunction with the consolidated financial statements of CH2M HILL filed with the Securities and Exchange Commission in its Annual Report on Form 10-K for the year ended December 31, 2003 and the Lockwood Greene financial statements included herein.

        In accordance with Rule 3-05 of Regulation S-X, the Lockwood Greene unaudited interim financial statements as of and for the nine-month period ended September 30, 2003 are included herein as Exhibit 99.3. Those financial statements depict a different interim period than the unaudited pro forma combined statement of income because the Rule 3-05 financial statements are not required to be updated. For purposes of preparing the pro forma financial information, the unaudited statement of income for Lockwood Greene is presented for the period from January 1, 2003 to December 11, 2003, the period prior to CH2M HILL's acquisition.

        The acquisition was accounted for under the purchase method of accounting and the acquisition cost was allocated to the acquired assets and assumed liabilities based on their estimated fair values. The unaudited pro forma combined statement of income has been prepared by CH2M HILL's management based upon the historical financial statements of CH2M HILL and Lockwood Greene, subject to certain post-closing adjustments.

        This pro forma combined statement of income does not give effect to any other transactions and may not be indicative of the results that actually would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future. No adjustments for changes that may occur under our ownership are included in the unaudited pro forma combined statement of income.

        The consolidated income statement of Lockwood Greene includes certain subsidiaries, contracts, assets and liabilities that were excluded in the Asset Purchase Agreement. Since CH2M HILL acquired a significant portion of assets and certain liabilities of Lockwood Greene, the pro forma combined statement of income includes adjustments to eliminate the results of operations for those subsidiaries, the net assets of which were not acquired by CH2M HILL.

CH2M HILL Companies, Ltd. and Subsidiaries
Unaudited Combined Pro Forma Statement of Income
Year Ended December 31, 2003
(Dollars in thousands except per share)

	CH2M HILL Year Ended December 31, 2003(a)	Lockwood Greene Period from January 1, 2003 to December 11, 2003(b)	Exclusions(c)	Lockwood Greene As Acquired Period from January 1, 2003 to December 11, 2003	Pro Forma Adjustments		Pro Forma Combined Year Ended December 31, 2003
Gross revenue	$2,154,332	$492,501	$(10,355)	$482,146	$—		$2,636,478
Operating Expenses:
Direct cost of services and overhead	(1,721,780)	(390,340)	10,894	(379,446)			(2,101,226)
General and administrative	(419,839)	(97,059)	1,721	(95,338)	(1,903	)(d)	(517,080)

Operating income	12,713	5,102	2,260	7,362	(1,903)		18,172
Equity in earnings of joint ventures and affiliated companies	26,889	(1,522)	1,901	379			27,268
Interest income	1,632	166	(44)	122	(805 (100	)(e) )(f)	849
Interest (expense)	(682)	(1,310)	—	(1,310)	1,258 (450	(g) )(h)	(1,184)
Other income (expense)	—	(319)	(1,052)	(1,371)			(1,371)

Income before provision for income taxes	40,552	2,117	3,065	5,182	(2,000)		43,734
Provision for income taxes	(16,748)	(2,899)	(76)	(2,975)	1,661	(i)	(18,062)

Net income	$23,804	$(782)	$2,989	$2,207	$(339)		$25,672

Net income per common share:
Basic	0.77						0.83
Diluted	0.74						0.80
Weighted average number of common shares:
Basic	31,086,584						31,086,584
Diluted	32,004,245						32,004,245

See accompanying notes to combined unaudited pro forma statement of income.

CH2M HILL Companies, Ltd. and Subsidiaries

Unaudited Notes to Combined Pro Forma Statement of Income

(000's)

(1)
Pro Forma Adjustments

        The unaudited combined pro forma statement of income has been adjusted for the items set forth below:

  (a)
  This column represents the historical audited consolidated statement of income for CH2M HILL for the year ended December 31, 2003. Lockwood Greene was acquired effective December 12, 2003 and therefore the consolidated audited statement of income for CH2M HILL includes the results of operations of Lockwood Greene for the period from December 12, 2003 to December 31, 2003.

  (b)
  This column represents the historical unaudited consolidated statement of income for Lockwood Greene for the period from January 1, 2003 to December 11, 2003. Certain reclassifications have been made to the historical financial statements of Lockwood Greene to conform with CH2M HILL's presentation.

  (c)
  This column represents the results of operations for those subsidiaries of Lockwood Greene from which CH2M HILL did not acquire any net assets.

  (d)
  To record amortization expense for amortizable intangible assets. The estimated fair value assigned to contract related intangibles are being amortized over a one year period.

  (e)
  To reflect a reduction in interest income related to CH2M HILL's cash used to acquire Lockwood Greene.

  (f)
  To eliminate Lockwood Greene interest income from affiliates.

  (g)
  To eliminate Lockwood Greene interest expense and amortization of debt issuance costs on credit facilities and other debt not assumed by CH2M HILL.

  (h)
  To reflect the cost of letters of credit required on contracts assumed.

  (i)
  To tax effect the pro forma adjustments based on an expected effective income tax rate of 41.3% for the combined companies.

(2)
Income Per Share

  Pro forma basic earnings per share is computed by dividing pro forma net income by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per share is computed by dividing pro forma net income by all common shares and dilutive potential common shares outstanding during the period.

QuickLinks

  Exhibit 99.4
CH2M HILL Companies, Ltd. and Subsidiaries Unaudited Notes to Combined Pro Forma Statement of Income (000's)